                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (RULE 13D-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13D-1(A) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13-D-2(A)

                                (AMENDMENT NO. 1)


                      International Cosmetics Marketing Co.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, par value $.001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    45938M103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                              Carl D. Roston, Esq.
                       Akerman, Senterfitt & Eidson, P.A.
                     One Southeast Third Avenue, 28th Floor
                                 Miami, FL 33131
                                 (305) 374-5600
--------------------------------------------------------------------------------
   (Name, Address and Telephone Number of Person Authorized to Receive Notices
                               and Communications)

                               September 13, 2001
                               ------------------
             (Date of Event Which Requires Filing of This Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

         Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.


                         (Continued on following pages)
                              (Page 1 of 19 Pages)

-----------------------                                 ------------------------

CUSIP NO.  45938M103               13D                  PAGE  2 OF 19 PAGES
-----------------------                                 ------------------------


         -----------------------------------------------------------------------

           NAME OF REPORTING PERSONS
    1      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
            STANFORD VENTURE CAPITAL HOLDINGS, INC.
         -----------------------------------------------------------------------

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
    2                                                                  (a)  [ ]

                                                                       (b)  [X]
         -----------------------------------------------------------------------

           SEC USE ONLY
    3

         -----------------------------------------------------------------------

           SOURCE OF FUNDS*
    4
           AF
         -----------------------------------------------------------------------

           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5      TO ITEMS 2(d) or 2(e)                                             [ ]

         -----------------------------------------------------------------------

           CITIZENSHIP OR PLACE OF ORGANIZATION
    6
           Delaware
         -----------------------------------------------------------------------

                                    SOLE VOTING POWER
                                7
          NUMBER OF                 1,500,000
           SHARES          -----------------------------------------------------
        BENEFICIALLY
          OWNED BY                  SHARED VOTING POWER
            EACH                8
          REPORTING                 -0-
           PERSON          -----------------------------------------------------
            WITH
                                    SOLE DISPOSITIVE POWER
                                9
                                    1,500,000
                           -----------------------------------------------------

                                    SHARED DISPOSITIVE POWER
                                10
                                    -0-
         -----------------------------------------------------------------------

           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
           1,500,000
         -----------------------------------------------------------------------

           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
    12     SHARES*
                                                                             [ ]
         -----------------------------------------------------------------------

           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
           26.9%
         -----------------------------------------------------------------------

    14     TYPE OF REPORTING PERSON*

           CO
         -----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                 ------------------------

CUSIP NO.  45938M103               13D                  PAGE 3 OF 19 PAGES
-----------------------                                 ------------------------


         -----------------------------------------------------------------------

            NAME OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
             STANFORD GROUP COMPANY
         -----------------------------------------------------------------------

            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
    2                                                                   (a)  [ ]

                                                                        (b)  [X]
         -----------------------------------------------------------------------

            SEC USE ONLY
    3

         -----------------------------------------------------------------------

            SOURCE OF FUNDS*
    4
            AF
         -----------------------------------------------------------------------

            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) or 2(e)                                            [ ]

         -----------------------------------------------------------------------

            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Texas
         -----------------------------------------------------------------------

                                        SOLE VOTING POWER
                                    7
          NUMBER OF                      43,748
           SHARES              -------------------------------------------------
        BENEFICIALLY
          OWNED BY                      SHARED VOTING POWER
            EACH                    8
          REPORTING                     -0-
           PERSON              -------------------------------------------------
            WITH
                                        SOLE DISPOSITIVE POWER
                                    9
                                        43,748
                               -------------------------------------------------

                                        SHARED DISPOSITIVE POWER
                                    10
                                        -0-
         -----------------------------------------------------------------------

            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            43,748
         -----------------------------------------------------------------------

            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
    12      SHARES*
                                                                             [ ]
         -----------------------------------------------------------------------

            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.8%
         -----------------------------------------------------------------------

    14      TYPE OF REPORTING PERSON*

            BD
         -----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                 ------------------------

CUSIP NO.  45938M103               13D                  PAGE 4 OF 19 PAGES
-----------------------                                 ------------------------


         -----------------------------------------------------------------------

            NAME OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
             STANFORD GROUP HOLDINGS, INC.
         -----------------------------------------------------------------------

            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
    2                                                                   (a) [ ]

                                                                        (b) [X]
         -----------------------------------------------------------------------

            SEC USE ONLY
    3

         -----------------------------------------------------------------------

            SOURCE OF FUNDS*
    4
            AF
         -----------------------------------------------------------------------

            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) or 2(e)                                            [ ]

         -----------------------------------------------------------------------

            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
         -----------------------------------------------------------------------

                                         SOLE VOTING POWER
                                    7
          NUMBER OF                      43,748
           SHARES              -------------------------------------------------
        BENEFICIALLY
          OWNED BY                       SHARED VOTING POWER
            EACH                    8
          REPORTING                      -0-
           PERSON              -------------------------------------------------
            WITH
                                         SOLE DISPOSITIVE POWER
                                    9
                                         43,748
                               -------------------------------------------------

                                         SHARED DISPOSITIVE POWER
                                    10
                                         -0-
         -----------------------------------------------------------------------

            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            43,748
         -----------------------------------------------------------------------

            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
    12      SHARES*
                                                                             [ ]
         -----------------------------------------------------------------------

            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.8%
         -----------------------------------------------------------------------

    14      TYPE OF REPORTING PERSON*

            CO
         -----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                 ------------------------

CUSIP NO.  45938M103               13D                  PAGE 5 OF 19 PAGES
-----------------------                                 ------------------------


         -----------------------------------------------------------------------

            NAME OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
            R. ALLEN STANFORD
         -----------------------------------------------------------------------

            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
    2                                                                   (a)  [ ]

                                                                        (b)  [X]
         -----------------------------------------------------------------------

            SEC USE ONLY
    3

         -----------------------------------------------------------------------

            SOURCE OF FUNDS*
    4
            AF
         -----------------------------------------------------------------------

            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) or 2(e)                                            [ ]

         -----------------------------------------------------------------------

            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States and Antigua
         -----------------------------------------------------------------------

                                         SOLE VOTING POWER
                                    7
          NUMBER OF                      1,543,748
           SHARES              -------------------------------------------------
        BENEFICIALLY
          OWNED BY                       SHARED VOTING POWER
            EACH                    8
          REPORTING                      -0-
           PERSON              -------------------------------------------------
            WITH
                                         SOLE DISPOSITIVE POWER
                                    9
                                         1,543,748
                               -------------------------------------------------

                                         SHARED DISPOSITIVE POWER
                                    10
                                         -0-
         -----------------------------------------------------------------------

            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            1,543,748
         -----------------------------------------------------------------------

            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
    12      SHARES*
                                                                             [ ]
         -----------------------------------------------------------------------

            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            27.7%
         -----------------------------------------------------------------------

    14      TYPE OF REPORTING PERSON*

            IN
         -----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                 ------------------------

CUSIP NO.  45938M103               13D                  PAGE 6 OF 19 PAGES
-----------------------                                 ------------------------


         -----------------------------------------------------------------------

            NAME OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
            DANIEL T. BOGAR
         -----------------------------------------------------------------------

            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
    2                                                                   (a) [ ]

                                                                        (b) [X]
         -----------------------------------------------------------------------

            SEC USE ONLY
    3

         -----------------------------------------------------------------------

            SOURCE OF FUNDS*
    4
            OO
         -----------------------------------------------------------------------

            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) or 2(e)                                            [ ]

         -----------------------------------------------------------------------

            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
         -----------------------------------------------------------------------

                                         SOLE VOTING POWER
                                    7
          NUMBER OF                      135,938
           SHARES              -------------------------------------------------
        BENEFICIALLY
          OWNED BY                       SHARED VOTING POWER
            EACH                    8
          REPORTING                      -0-
           PERSON              -------------------------------------------------
            WITH
                                         SOLE DISPOSITIVE POWER
                                    9
                                         135,938
                               -------------------------------------------------

                                         SHARED DISPOSITIVE POWER
                                    10
                                         -0-
         -----------------------------------------------------------------------

            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            135,938
         -----------------------------------------------------------------------

            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
    12      SHARES*
                                                                             [ ]
         -----------------------------------------------------------------------

            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            2.4%
         -----------------------------------------------------------------------

    14      TYPE OF REPORTING PERSON*

            IN
         -----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                 ------------------------

CUSIP NO.  45938M103               13D                  PAGE 7 OF 19 PAGES
-----------------------                                 ------------------------


         -----------------------------------------------------------------------

            NAME OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
             WILLIAM R. FUSSELMANN
         -----------------------------------------------------------------------

            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
    2                                                                   (a) [ ]

                                                                        (b) [X]
         -----------------------------------------------------------------------

            SEC USE ONLY
    3

         -----------------------------------------------------------------------

            SOURCE OF FUNDS*
    4
            OO
         -----------------------------------------------------------------------

            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) or 2(e)                                            [ ]

         -----------------------------------------------------------------------

            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
         -----------------------------------------------------------------------

                                         SOLE VOTING POWER
                                    7
          NUMBER OF                      135,938
           SHARES              -------------------------------------------------
        BENEFICIALLY
          OWNED BY                       SHARED VOTING POWER
            EACH                    8
          REPORTING                      -0-
           PERSON              -------------------------------------------------
            WITH
                                         SOLE DISPOSITIVE POWER
                                    9
                                         135,938
                               -------------------------------------------------

                                         SHARED DISPOSITIVE POWER
                                    10
         -----------------------------------------------------------------------

            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            135,938
         -----------------------------------------------------------------------

            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
    12      SHARES*
                                                                             [ ]
         -----------------------------------------------------------------------

            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            2.4%
         -----------------------------------------------------------------------

    14      TYPE OF REPORTING PERSON*

            IN
         -----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                 ------------------------

CUSIP NO.  45938M103               13D                  PAGE 8 OF 19 PAGES
-----------------------                                 ------------------------


         -----------------------------------------------------------------------

            NAME OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
            OSVALDO PI
         -----------------------------------------------------------------------

            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
    2                                                                   (a) [ ]

                                                                        (b) [X]
         -----------------------------------------------------------------------

            SEC USE ONLY
    3

         -----------------------------------------------------------------------

            SOURCE OF FUNDS*
    4
            OO
         -----------------------------------------------------------------------

            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) or 2(e)                                           [ ]

         -----------------------------------------------------------------------

            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
         -----------------------------------------------------------------------

                                         SOLE VOTING POWER
                                    7
          NUMBER OF                      135,938
           SHARES              -------------------------------------------------
        BENEFICIALLY
          OWNED BY                       SHARED VOTING POWER
            EACH                    8
          REPORTING                      -0-
           PERSON              -------------------------------------------------
            WITH
                                         SOLE DISPOSITIVE POWER
                                    9
                                         135,938
                               -------------------------------------------------

                                         SHARED DISPOSITIVE POWER
                                    10
                                         -0-
         -----------------------------------------------------------------------

            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            135,938
         -----------------------------------------------------------------------

            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
    12      SHARES*
                                                                             [ ]
         -----------------------------------------------------------------------

            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            2.4%
         -----------------------------------------------------------------------

    14      TYPE OF REPORTING PERSON*

            IN
         -----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                 ------------------------

CUSIP NO.  45938M103               13D                  PAGE 8 OF 19 PAGES
-----------------------                                 ------------------------


         -----------------------------------------------------------------------

            NAME OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
            RONALD M. STEIN
         -----------------------------------------------------------------------

            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
    2                                                                   (a) [ ]

                                                                        (b) [X]
         -----------------------------------------------------------------------

            SEC USE ONLY
    3

         -----------------------------------------------------------------------

            SOURCE OF FUNDS*
    4
            OO
         -----------------------------------------------------------------------

            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) or 2(e)                                            [ ]

         -----------------------------------------------------------------------

            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
-------------------------------------------------------------------------------

                                         SOLE VOTING POWER
                                    7
          NUMBER OF                      135,938
           SHARES             -------------------------------------------------
        BENEFICIALLY
          OWNED BY                      SHARED VOTING POWER
            EACH                   8
          REPORTING                     -0-
           PERSON             -------------------------------------------------
            WITH
                                        SOLE DISPOSITIVE POWER
                                   9
                                        135,938
                              -------------------------------------------------

                                        SHARED DISPOSITIVE POWER
                                   10
                                        -0-
         -----------------------------------------------------------------------

            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            135,938
         -----------------------------------------------------------------------

            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
    12      SHARES*
                                                                             [ ]
         -----------------------------------------------------------------------

            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            2.4%
         -----------------------------------------------------------------------

    14      TYPE OF REPORTING PERSON*

            IN
         -----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                 ------------------------

CUSIP NO.  45938M103               13D                  PAGE 10 OF 19 PAGES
-----------------------                                 ------------------------


         This Amendment No. 1 to Schedule 13D amends the Schedule 13D filed on October __, 2001 (the "Original Schedule 13D") by and on behalf of Stanford Venture Capital Holdings, Inc., a Delaware corporation ("SVCH"), Stanford Group Company, a Texas corporation ("SGC"), Stanford Group Holdings, Inc., a Delaware corporation ("SGH"), R. Allen Stanford, Daniel T. Bogar, William R. Fusselmann, Osvaldo Pi and Ronald M. Stein (collectively, the "13D Group") with respect to their ownership of International Cosmetics Marketing Co. common stock, par value $.001 (the "Common Stock"). Immediately following the acquisition of the Common Stock reported in the Original Schedule 13D, Messrs. Bogar, Fusselmann, Pi and Stein ceased to be members of the 13D Group.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

(e) On September 13, 2001, Messrs. Bogar, Fusselmann, Pi and Stein ceased to be members of the 13D Group and accordingly, ceased to be beneficial owners of more than five percent of the Common Stock, and are, therefore, no longer subject to the filing requirements of Section 13(d) of the Securities Exchange Act of 1934, as amended.

ITEM 7.  MATERIALS TO BE FILED AS EXHIBITS.

Exhibit 1.        Joint Filing Agreement.

-----------------------                                 ------------------------

CUSIP NO.  45938M103               13D                  PAGE 11 OF 19 PAGES
-----------------------                                 ------------------------


                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    Stanford Venture Capital Holdings, Inc.


                                    -------------------------------------------
                                    Name:
                                    Title:


Date: September 21, 2001

-----------------------                                 ------------------------

CUSIP NO.  45938M103               13D                  PAGE 12 OF 19 PAGES
-----------------------                                 ------------------------


                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    Stanford Group Company


                                    -------------------------------------------
                                    Name:
                                    Title:


Date: September 21, 2001

-----------------------                                 ------------------------

CUSIP NO.  45938M103               13D                  PAGE 13 OF 19 PAGES
-----------------------                                 ------------------------


                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    Stanford Group Holdings, Inc.


                                    --------------------------------------------
                                    Name:
                                    Title:


Date: September 21, 2001

-----------------------                                 ------------------------

CUSIP NO.  45938M103               13D                  PAGE 14 OF 19 PAGES
-----------------------                                 ------------------------


                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                      /s/ R. Allen Stanford
                                    --------------------------------------------
                                    R. Allen Stanford


Date: September 21, 2001

-----------------------                                 ------------------------

CUSIP NO.  45938M103               13D                  PAGE 15 OF 19 PAGES
-----------------------                                 ------------------------


                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                       /s/ Daniel T. Bogar
                                    ----------------------------------------
                                    Daniel T. Bogar


Date: September 21, 2001

-----------------------                                 ------------------------

CUSIP NO.  45938M103               13D                  PAGE 16 OF 19 PAGES
-----------------------                                 ------------------------


                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                      /s/ William R. Fusselmann
                                    ------------------------------------------
                                    William R. Fusselmann


Date: September 21, 2001

-----------------------                                 ------------------------

CUSIP NO.  45938M103               13D                  PAGE 17 OF 19 PAGES
-----------------------                                 ------------------------


                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                      /s/ Osvaldo Pi
                                    -----------------------------------------
                                    Osvaldo Pi


Date: September 21, 2001

-----------------------                                 ------------------------

CUSIP NO.  45938M103               13D                  PAGE 18 OF 19 PAGES
-----------------------                                 ------------------------


                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                      /s/ Ronald M. Stein
                                    -----------------------------------------
                                    Ronald M. Stein


Date: September 21, 2001

-----------------------                                 ------------------------

CUSIP NO.  45938M103               13D                  PAGE 19 OF 19 PAGES
-----------------------                                 ------------------------


                                    EXHIBIT 1

                                    AGREEMENT

           RESPECTING JOINT FILING OF AMENDMENT NO. 1 TO SCHEDULE 13D


         The undersigned hereby agree to jointly prepare and file with regulatory authorities Amendment No. 1 to Schedule 13D reporting each of the undersigned's ownership of shares of common stock of International Cosmetics Marketing Co., a Florida corporation, and hereby affirm that such Amendment No. 1 to Schedule 13D is being filed on behalf of each of the undersigned.

         IN WITNESS THEREOF this Agreement may be executed in one or more counterparts, each of which shall be deemed an original for all purposes and all of which together shall constitute one and the same Agreement, and this Agreement may be effected by a written facsimile signature of each party.

Dated:   September 21, 2001

                                STANFORD VENTURE CAPITAL HOLDINGS, INC.


                                By:
                                         ------------------------------
                                         Name:
                                         Title:

                                STANFORD GROUP COMPANY


                                By:
                                         ------------------------------
                                         Name:
                                         Title:

                                STANFORD GROUP HOLDINGS, INC.


                                By:
                                         ------------------------------
                                         Title:


                                    /s/ R. Allen Stanford
                                ---------------------------------------
                                R. Allen Stanford


                                    /s/ Daniel T. Bogar
                                ---------------------------------------
                                Daniel T. Bogar


                                    /s/ William R. Fusselmann
                                ---------------------------------------
                                William R. Fusselmann


                                    /s/ Osvaldo Pi
                                ---------------------------------------
                                Osvaldo Pi


                                    /s/ Ronald M. Stein
                                ---------------------------------------
                                Ronald M. Stein